Exhibit 23.4

10F, Block B,
Jing'an International Center,
88 Puji Road,
Shanghai, 200070, China
Tel: 86 (21) 2356 0288
Fax: 86 (21) 2356 0299
www.cninsights.com

September 5, 2025

Hesai Group

9th Floor, Building L2-B

1588 Zhuguang Road, Qingpu District

Shanghai 201702

People’s Republic of China

To whom it may concern:

We hereby consent to the use of our name, China Insights Industry Consultancy Limited, and our industry data and forecasts in (i) the Registration Statement on Form F-3 (the “Registration Statement”) of Hesai Group (the “Company”) filed on September 5, 2025, including post-effective amendments, and supplements to the Registration Statement and in any related prospectus, relating to the Company’s public offering of its securities, (ii) any other registration statement filed by the Company with the Securities and Exchange Commission (the “SEC”) and any amendment or supplement thereto (including the Company’s Registration Statement on Form S-8 (File No. 333-272757)), (iii) any document offering securities in the Company and (iv) any filings on Form 20-F or Form 6-K or other filings by the Company with the SEC (collectively, the “SEC Filings”). We further consent to the filing of this letter as an exhibit to the Registration Statement or a Current Report on Form 6-K incorporated by reference therein, and as an exhibit to any other SEC Filings. The Company has agreed to provide China Insights Industry Consultancy Limited with copies of all applicable sections of filings with the SEC prior to filing.

China Insights Industry Consultancy Limited

/s/ Leon Zhao
Name:Leon Zhao
Title: Partner